CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-192519, 333-195662, 333-204597, 333-212107, 333-213471, 333-214593, 333-228933, 333-229278 and 333-262690 on Form S-3 and Registration Statement Nos. 333-185612, 333-208575, 333-216518, 333-225054 and 333-256130 on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of Par Pacific Holdings, Inc. and the effectiveness of Par Pacific Holdings, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 25, 2022

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